Exhibit (a)(1)(E)

Open Offer

Letter to Clients

Letter of Offer for Cash

Up to 199,079,413 Shares

including

Shares underlying American Depositary Shares

evidenced by American Depositary Receipts

of

SATYAM COMPUTER SERVICES LIMITED

at

Rs. 58 per Share

(Each American Depositary Share representing Two Shares)

by

VENTURBAY CONSULTANTS PRIVATE LIMITED

a subsidiary of

TECH MAHINDRA LIMITED

Pursuant to the Letter of Offer dated June 4, 2009

THE OFFER, PRORATION AND WITHDRAWAL RIGHTS WILL EXPIRE AT 7:00 A.M.

(NEW YORK CITY TIME), ON July 1, 2009.

June 4, 2009

To Our Clients:

Enclosed for your consideration are the Letter of Offer, dated June 4, 2009 (the “Letter of Offer”), and ADS Letter of Transmittal relating to the Offer by Venturbay Consultants Private Limited (the “Acquirer”), to purchase up to 199,079,413 Shares, including Shares underlying the American Depositary Shares (“ADSs”), of Satyam Computer Services Limited (the “Company”), at a price of Rs. 58 (Rs. = Indian rupees) per Share in cash (the “Offer Price”) upon the terms set forth in the Letter of Offer. Owners of ADSs must deliver or cause to be delivered their ADS’s and all other required documents to Citibank, N.A., as ADS tender agent (the “ADS Tender Agent”) or complete the procedures for book entry transfer prior to the closing of the Offer on July 1, 2009 at 7:00 a.m. (the “Offer Closing Date”). All terms not otherwise defined herein have the meanings set forth in the Letter of Offer.

We are (or our nominee is) the holder of record of ADSs held by us for your account. A tender of such ADSs to the ADS Tender Agent can be made only by us as the holder of record and pursuant to your instructions. The ADS Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender ADSs held by us for your account; rather the ADS Letter of Transmittal is to be used only for tendering ADSs in the form of certificated American Depositary Receipts (“ADRs”) to the ADS Tender Agent.

Accordingly, we request instruction as to whether you wish to have us tender to the ADS Tender Agent on your behalf any or all ADSs held by us for your account pursuant to the terms and conditions set forth in the Offer.

Satyam Computer Services Limited

Please note the following:

1.	The Offer is open to all shareholders of the Company, except the Acquirer and Tech Mahindra Limited. Under Indian law, the Offer is for Shares only. Consequently, ADS holders are not permitted to directly tender ADSs. ADS holders who wish to directly tender the Shares underlying their ADSs in the Offer may instead withdraw the underlying Shares from the ADS facility and directly tender those Shares or follow the procedures and in the Letter of Offer with respect to tendering the ADSs to the ADS Tender Agent. Those ADS holders who wish to participate in the offer must tender their ADSs to the ADS Tender Agent who will cause the Shares underlying such holder’s ADSs to be tendered on such ADS holders’ behalf to the extent permitted by the proration calculation. See paragraph 89 of the Letter of Offer.

2.	It is expected that the Depositary or the ADS Tender Agent will create an account equivalent to an escrow account (the “ADS Escrow Account”) to temporarily hold and delay the conversion of provisionally tendered ADSs in the ADS Escrow Account and the underlying Shares will be tendered in the Offer to the extent permitted by the proration calculation. Following the application of the proration and the subsequent acceptance of Shares in the Offer, the Depositary upon instruction of the ADS Tender Agent will cancel the ADSs to the extent of the acceptance under the Offer and the ADS Tender Agent will return all unaccepted Shares in the form of ADSs deposited in the ADS Escrow Account to their respective holders and no fees will be assessed to holders for return of their ADSs.

3.	Payment of the Offer Price for each Share, including each Share represented by ADSs, tendered and accepted will be payable in Indian rupees. The ADS Tender Agent will cause such payment to be converted into U.S. dollars in accordance with the procedures for the conversion of foreign currency set forth in the Deposit Agreement pursuant to which the ADSs were issued. Holders who tendered ADSs will, in turn, receive payment from the ADS Tender Agent under the ADS Tender Agent’s standard procedures for distributing payments to tendering ADS holders.

4.	U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided. See Instruction 10 of the ADS Letter of Transmittal. Holders of ADSs should note that in addition to U.S. backup withholding, they may be subject to the applicable tax withholding laws of India and, to the extent applicable, withholding tax in their home country, as described in more detail in the Letter of Offer in paragraphs 120-122. For non-United States holders for whom the Acquirer has determined in its sole discretion are entitled to a lower Indian withholding rate, the amount of any applicable Indian withholding tax is expected to be credited to an account in your name or on your behalf. For (i) non-United States holders for whom the Acquirer has determined in its sole discretion are not entitled to a lower Indian withholding rate, and (ii) United States holders, the amount of any applicable Indian withholding tax is expected to be credited to an account in our name or on our behalf and you may be unable to reclaim any amount withheld. ADS holders are urged to consult their own tax advisors.

5.	The Offer and withdrawal rights will expire at 7:00 a.m., New York City time, on July 1, 2009.

For a withdrawal of a tender of ADSs to be effective, a written notice of withdrawal must be received by the ADS Tender Agent at the address set forth above prior to 7:00 a.m., New York City time, on the Offer Closing Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the ADSs to be withdrawn, (ii) contain a statement that such holder is withdrawing his or her election to have such ADSs tendered, (iii) be signed by the holder in the same manner as the original signature on the ADS Letter of Transmittal by which such ADSs were tendered (including any required signature guarantees), and (iv) specify the ADSs to be withdrawn, if not all of the ADSs tendered by the holder and (v) in the case of a tender by book-entry transfer, specify the name and number of the account at DTC to be credited with the withdrawn ADSs and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Acquirer, whose determination shall be final and binding on all parties. Any ADSs so withdrawn will be deemed not to have

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been validly tendered to the ADS Tender Agent for purposes of the Offer and no cash will be paid with respect thereto unless the ADSs so withdrawn are validly retendered. Any ADSs that have been tendered but which are not accepted for payment for any reason will be credited into the ADS Tender Agent’s account at DTC pursuant to the book-entry transfer procedures set forth in Section VIII of the Letter of Offer titled “Procedure for Acceptance and Settlement,” and such ADSs will be credited to an account maintained with DTC for the ADSs as soon as practicable after withdrawal, rejection of tender or termination of the Offer. Properly withdrawn ADSs may be retendered by following the procedures described above at any time on or prior to 7:00 a.m., New York City time, on the Offer Closing Date.

6.	The board of directors of the Company currently consists of ten members, of which four were appointed by the Acquirer. The Company is expected to file with the Securities and Exchange Commission on June 9, 2009 a Solicitation/Recommendation Statement on Schedule 14D- 9 with respect of the Offer, and the board of directors of the Company is expected to remain neutral with respect to the Offer.

7.	Notwithstanding any other provision of the Offer, payment for Shares underlying ADSs that are accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the ADS Tender Agent of (a) ADRs evidencing such ADSs or a timely book-entry confirmation with respect to such ADSs; (b) the ADS Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Letter of Offer): and (c) any other documents required by the ADS Tender Agent pursuant to the terms of the Offer.

8.	There is no significant condition of the Offer. However, acceptance of the Shares, including Shares represented by ADSs, tendered by non-resident Indians and overseas corporate bodies is subject to approval of the Reserve Bank of India. See Section VII of the Letter of Offer, “Terms and Conditions of the Offer”.

9.	The Offer is not subject to any minimum level of acceptance. The Offer is subject to the receipt of certain statutory and regulatory approvals described in detail in Section VII of the Letter of Offer titled “Terms and Conditions of the Offer.” In the event any of the required statutory approvals are refused or under such circumstances as in the opinion of Securities and Exchange Board of India merit withdrawal of the Offer, the Offer may be withdrawn. See Section VII of the Letter of Offer, “Terms and Conditions of the Offer.”

If you wish to have us tender any or all of the ADSs to the ADS Tender Agent held by us for your account, please so instruct us by completing, executing, detaching and returning to us the Instruction Form set forth herein. If you authorize the tender of your ADSs to the ADS Tender Agent, all such ADSs will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Offer Closing Date. In addition, if you are a non-United States person or entity and you are a resident for tax purposes of a country that has a treaty for the avoidance of double taxation with India, you should also complete the attached tax forms and provide a valid tax residency certificate directly to the ADS Tender Agent at or prior to the expiration of the Offer Period. In addition, if you are not a United States person or entity for tax purposes, you must complete and return the attached W-8BEN to the ADS Tender Agent at or prior to the expiration of the Offer Period.

The Offer is made solely by the Letter of Offer and ADS Letter of Transmittal. The Acquirer is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Acquirer becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares representing ADSs pursuant thereto, the Acquirer will make a good faith effort to comply with such state statute. If, after such good faith effort, the Acquirer cannot comply with such state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of ADSs in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Acquirer by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Satyam Computer Services Limited

Shares cannot be tendered by means of the enclosed ADS Letter of Transmittal (which is to be used for tendering certificated ADRs to the ADS Tender Agent). If you hold Shares, you should use Form of Acceptance-cum-Acknowledgement for tendering such Shares into the Offer by following the instructions set forth in such Form. Additional information regarding the tender of Shares can be obtained from the Registrar at the address and telephone number set forth on the cover page of the Letter of Offer. Any inquiries that you may have with respect to the tendering of ADSs to the ADS Tender Agent should be addressed to the ADS Tender Agent at the address and phone number on the cover page of the ADS Letter of Transmittal.

TO ENSURE COMPLIANCE WITH UNITES STATES TREASURY DEPARTMENT CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE UNITED STATES INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS.

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Instruction Form

The undersigned acknowledge(s) receipt of your letter and the Letter of Offer dated June 4, 2009 and ADS Letter of Transmittal in connection with the Offer by Venturbay Consultants Private Limited to purchase up to 199,079,413 Shares, including Shares underlying American Depositary Shares, of Satyam Computer Services Limited pursuant to the terms set forth in the Letter of Offer.

This will instruct you to tender the number of ADSs indicated below (or if no number is indicated below, all ADSs) to the ADS Tender Agent held by us for you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Letter of Offer and the related ADS Letter of Transmittal.

Dated :                     , 2009

Number of ADSs to be Tendered *

                             ADSs

The undersigned hereby certifies that

☐	it is a United States corporation;

☐	it is a United States person or entity other than a corporation; or

☐	it is a non-United States person or entity.

IF YOU ARE A NON-UNITED STATES PERSON OR ENTITY YOU MUST COMPLETE AND RETURN TO THE ADS TENDER AGENT THE INFORMATION REQUESTED AT THE BACK OF THIS CLIENT LETTER UNDER “ATTENTION NON-UNITED STATES PERSONS OR ENTITIES.”

Signature(s)

Please Print Name(s)

Address(es)

Area Code and Tel. No.

Your Account Number

Employer Identification or Social Security No.

*	Unless otherwise indicated, it will be assumed that all your ADSs are to be tendered.

Satyam Computer Services Limited

DO NOT COMPLETE THIS FORM IF YOU ARE A UNITED STATES PERSON OR ENTITY

ATTENTION NON-UNITED STATES PERSONS OR ENTITIES

If you are not a United States person or entity for tax purposes, and the country that you are a resident of for tax purposes has a treaty for the avoidance of double taxation with India, you may request that the Acquirer withhold taxes in India at a reduced rate to the extent allowed pursuant to such applicable treaty with India. In order for the Acquirer to consider withholding at such reduced rate pursuant to such treaty for the avoidance of double taxation in respect of your ADSs that you tender to the ADS Tender Agent, you must complete the information below and provide a valid tax residency certificate to the ADS Tender Agent at or prior to the expiration of the Offer Period. In addition, if you are not a United States person or entity for tax purposes, regardless of whether you are a resident of a country with which Indian has a treaty for the avoidance of double taxation, you must complete and return the attached W-8BEN to the ADS Tender Agent at or prior to the expiration of the offer period at the following address:

By Mail:	By Hand:	By Overnight Courier:

Citibank, N.A.	Citibank, N.A.	Citibank, N.A.
Corporate Actions	Corporate Actions	Corporate Actions
P.O. Box 43011	250 Royall Street	250 Royall Street
Providence, RI 02940-3011	ATTN.: Suite VCanton, MA 02021	ATTN.: Suite VCanton, MA 02021

If you timely provide the required documents described above relating to the treaty for the avoidance of double taxation and the Acquirer determines in its sole discretion that you are entitled to a lower Indian withholding tax rate, the Acquirer will withhold Indian tax at the rate applicable to Non-United States persons or entities taking into account such treaty for the avoidance of double taxation. Thereafter, the ADS Tender Agent shall first make payment of the proceeds to all non-United States holders, described in paragraph 120 of the Letter of Offer. Then, the ADS Tender Agent will separately pay, by check, in accordance with the Acquirer’s instructions to such non-United States holders whom the Acquirer had determined in its sole discretion are entitled to a lower Indian withholding tax rate, the difference (with respect to the tendered ADSs representing Shares that are accepted in the Offer) between the maximum withholding rate and the reduced withholding rate pursuant to the applicable treaty BASED ON YOUR TIMELY SUBMISSION OF APPROPRIATE DOCUMENTATION TO THE ADS TENDER AGENT, INCLUDING THE INFORMATION BELOW AND YOUR VALID TAX RESIDENCY CERTIFICATE. Furthermore, if you provide the required W-8BEN, the ADS Tender Agent will not withhold U.S. backup withholding on payments made by it to you

Please provide the following:

1	Your name (or the name of any designee that you have designated to receive the proceeds of your tendered ADSs):

2	Your address:

3	Your permanent account number:

4	Your email address:

5	Your telephone number:

6	Whether you are a company, firm or other type of entity or an individual:

7	The country in which you are a resident for tax purposes

8.	The number of ADSs being tendered

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DO NOT COMPLETE THIS FORM IF YOU ARE A UNITED STATES PERSON OR ENTITY

Form W-8BEN	Certificate of Foreign Status of Beneficial
(Rev. February 2006)	Owner for United States Tax Withholding	OMB No. 1545-1621
Department of the	„Section references are to the Internal Revenue Code.
Treasury Internal	„See separate instructions. „Give this form to the withholding
Revenue Service	agent or payer. Do not send to the IRS.

Do not use this form for:	Instead, use Form:

• A U.S. citizen or other U.S. person, including a resident alien individual	W-9

• A person claiming that income is effectively connected with the conduct of a trade or business in the United States	W-8ECI

• A foreign partnership, a foreign simple trust, or a foreign grantor trust (see instructions for exceptions)	W-8ECI or W-8IMY

• A foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization,

• foreign private foundation, or government of a U.S. possession that received effectively connected income or that

• is claiming the applicability of section(s) 115(2), 501(c), 892, 895, or 1443(b) (see instructions)	W-8ECI or W-8EXP

Note: These entities should use Form W-8BEN if they are claiming treaty benefits or are providing the form only to claim they are a foreign person exempt from backup withholding.

• A person acting as an intermediary	W-8IMY

Note: See instructions for additional exceptions.

Part I: Identification of Beneficial Owner (See instructions.)

1	Name of individual or organization that is the beneficial owner

2	Country of incorporation or organization

3	Type of beneficial owner:	☐ Individual	☐ Corporation	☐ Disregarded entity

	☐ Partnership	☐ Simple trust	☐ Grantor trust	☐ Complex trust

	☐ Estate ☐ Tax-exempt organization	☐ Government ☐ Private foundation	☐ International organization	☐ Central bank of issue

4	Permanent residence address (street, apt. or suite no., or rural route). Do not use a P.O. box or in-care-of address.

City or town, state or province. Include postal code where appropriate.	Country (do not abbreviate)

5	Mailing address (if different from above)

	City or town, state or province. Include postal code where appropriate.	Country (do not abbreviate)

6	U.S. taxpayer identification number, if required (see instructions)	☐ SSN or ITIN ☐ EIN

7	Foreign tax identifying number, if any (optional)

8	Reference number(s) (see instructions)

Satyam Computer Services Limited

Part II: Claim of Tax Treaty Benefits (if applicable)

9	I certify that (check all that apply):

a	☐	The beneficial owner is a resident of within the meaning of the income tax treaty between the United States and that country.

b	☐	If required, the U.S. taxpayer identification number is stated on line 6 (see instructions).

c	☐	The beneficial owner is not an individual, derives the item (or items) of income for which the treaty benefits are claimed, and, if applicable, meets the requirements of the treaty provision dealing with limitation on benefits (see instructions).

d	☐	The beneficial owner is not an individual, is claiming treaty benefits for dividends received from a foreign corporation or interest from a U.S. trade or business of a foreign corporation, and meets qualified resident status (see instructions).

e	☐	The beneficial owner is related to the person obligated to pay the income within the meaning of section 267(b) or 707(b), and will file Form 8833 if the amount subject to withholding received during a calendar year exceeds, in the aggregate, $500,000.

10	Special rates and conditions (if applicable—see instructions): The beneficial owner is claiming the provisions of Article of the treaty identified on line 9a above to claim a % rate of withholding on (specify type of income): .

Explain the reasons the beneficial owner meets the terms of the treaty article:

Part III: Notional Principal Contracts

11	☐	I have provided or will provide a statement that identifies those notional principal contracts from which the income is not effectively connected with the conduct of a trade or business in the Unites States. I agree to update this statement as required.

Part IV: Certification

Under penalties of perjury, I declare that I have examined the information on this form, and to the best of my knowledge and belief, it is true, correct, and complete. I further certify under penalties of perjury that:

1	I am the beneficial owner (or am authorized to sign for the beneficial owner) of all the income to which this form relates,

2	The beneficial owner is not a U.S. person,

3	The income to which this form relates is (a) not effectively connected with the conduct of a trade or business in the United States, (b) effectively connected but is not subject to tax under an income tax treaty, or (c) the partner’s share of a partnership’s effectively connected income, and

4	For broker transactions or barter exchanges, the beneficial owner is an exempt foreign person as defined in the instructions.

Furthermore, I authorize this form to be provided to any withholding agent that has control, receipt, or custody of the income of which I am the beneficial owner or any withholding agent that can disburse or make payments of the income of which I am the beneficial owner.

Sign Here

Signature of beneficial owner	Date (MM-DD-YYYY)	Capacity in which acting
(or individual authorized to sign for beneficial owner)

For Paperwork Reduction Act Notice, see separate instructions.

Cat. No. 25047Z	Form W-8BEN (Rev. 2-2006)

{Printed on Recycled Paper}

Satyam Computer Services Limited

Instructions for Form W-8BEN (Rev. February 2006) Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding	Department of the Treasury Internal Revenue Service

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

For definitions of terms used throughout these instructions, see Definitions on pages 9 and 10.

Purpose of form. Foreign persons are subject to U.S. tax at a 30% rate on income they receive from U.S. sources that consists of:

•	Interest (including certain original issue discount (OID));

•	Dividends;

•	Rents;

•	Royalties;

•	Premiums;

•	Annuities;

•	Compensation for, or in expectation of, services performed;

•	Substitute payments in a securities lending transaction; or

•	Other fixed or determinable annual or periodical gains, profits, or income.

This tax is imposed on the gross amount paid and is generally collected by withholding under section 1441 or 1442 on that amount. A payment is considered to have been made whether it is made directly to the beneficial owner or to another person, such as an intermediary, agent, or partnership, for the benefit of the beneficial owner.

In addition, section 1446 requires a partnership conducting a trade or business in the United States to withhold tax on a foreign partner’s distributive share of the partnership’s effectively connected taxable income. Generally, a foreign person that is a partner in a partnership that submits a Form W-8 for purposes of section 1441 or 1442 will satisfy the documentation requirements under section 1446 as well. However, in some cases the documentation requirements of sections 1441 and 1442 do not match the documentation requirements of section 1446. See Regulations sections 1.1446-1 through 1.1446-6. Further, the owner of a disregarded entity, rather than the disregarded entity itself, shall submit the appropriate Form W-8 for purposes of section 1446.

If you receive certain types of income, you must provide Form W-8BEN to:

•	Establish that you are not a U.S. person;

•	Claim that you are the beneficial owner of the income for which Form W-8BEN is being provided or a partner in a partnership subject to section 1446; and

•	If applicable, claim a reduced rate of, or exemption from, withholding as a resident of a foreign country with which the United States has an income tax treaty.

You may also be required to submit Form W-8BEN to claim an exception from domestic information reporting and backup withholding for certain types of income that are not subject to foreign-person withholding. Such income includes:

•	Broker proceeds.

•	Short-term (183 days or less) original issue discount (OID).

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•	Bank deposit interest.

•	Foreign source interest, dividends, rents, or royalties.

•	Proceeds from a wager placed by a nonresident alien individual in the games of blackjack, baccarat, craps, roulette, or big-6 wheel.

You may also use Form W-8BEN to certify that income from a notional principal contract is not effectively connected with the conduct of a trade or business in the United States.

A withholding agent or payer of the income may rely on a properly completed Form W-8BEN to treat a payment associated with the Form W-8BEN as a payment to a foreign person who beneficially owns the amounts paid. If applicable, the withholding agent may rely on the Form W-8BEN to apply a reduced rate of withholding at source.

Provide Form W-8BEN to the withholding agent or payer before income is paid or credited to you. Failure to provide a Form W-8BEN when requested may lead to withholding at a 30% rate (foreign-person withholding) or the backup withholding rate.

Additional information. For additional information and instructions for the withholding agent, see the Instructions for the Requester of Forms W-8BEN, W-8ECI, W-8EXP, and W-8IMY.

Who must file. You must give Form W-8BEN to the withholding agent or payer if you are a foreign person and you are the beneficial owner of an amount subject to withholding. Submit Form W-8BEN when requested by the withholding agent or payer whether or not you are claiming a reduced rate of, or exemption from, withholding.

Do not use Form W-8BEN if:

•

You are a U.S. citizen (even if you reside outside the United States) or other U.S. person (including a resident alien individual). Instead, use Form W-9, Request for Taxpayer Identification Number and Certification.

•	You are a disregarded entity with a single owner that is a U.S. person and you are not a hybrid entity claiming treaty benefits. Instead, provide Form W-9.

•

You are a nonresident alien individual who claims exemption from withholding on compensation for independent or dependent personal services performed in the United States. Instead, provide Form 8233, Exemption from Withholding on Compensation for Independent (and Certain Dependent) Personal Services of a Nonresident Alien Individual, or Form W-4, Employee’s Withholding Allowance Certificate.

•

You are receiving income that is effectively connected with the conduct of a trade or business in the United States, unless it is allocable to you through a partnership. Instead, provide Form W-8ECI, Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States. If any of the income for which you have provided a Form W-8BEN becomes effectively connected, this is a change in circumstances and Form W-8BEN is no longer valid. You must file Form W-8ECI. See Change in circumstances on this page.

•

You are filing for a foreign government, international organization, foreign central bank of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S. possession claiming the applicability of section 115(2), 501(c), 892, 895, or 1443(b). Instead, provide Form W-8EXP, Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding. However, you should use Form W-8BEN if you are claiming treaty benefits or are

Satyam Computer Services Limited

providing the form only to claim you are a foreign person exempt from backup withholding. You should use Form W-8ECI if you received effectively connected income (for example, income from commercial activities).

•

You are a foreign flow-through entity, other than a hybrid entity, claiming treaty benefits. Instead, provide Form W-8IMY, Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding. However, if you are a partner, beneficiary, or owner of a flow-through entity and you are not yourself a flow-through entity, you may be required to furnish a Form W-8BEN to the flow-through entity.

•	You are a disregarded entity for purposes of section 1446. Instead, the owner of the entity must submit the form.

•	You are a reverse hybrid entity transmitting beneficial owner documentation provided by your interest holders to claim treaty benefits on their behalf. Instead, provide Form W-8IMY.

•

You are a withholding foreign partnership or a withholding foreign trust within the meaning of sections 1441 and 1442 and the accompanying regulations. A withholding foreign partnership or a withholding foreign trust is a foreign partnership or trust that has entered into a withholding agreement with the IRS under which it agrees to assume primary withholding responsibility for each partner’s, beneficiary’s, or owner’s distributive share of income subject to withholding that is paid to the partnership or trust. Instead, provide Form W-8IMY.

•	You are acting as an intermediary (that is, acting not for your own account, but for the account of others as an agent, nominee, or custodian). Instead, provide Form W-8IMY.

•	You are a foreign partnership or foreign grantor trust for purposes of section 1446. Instead, provide Form W-8IMY and accompanying documentation. See Regulations sections 1.1446-1 through 1.1446-6.

Giving Form W-8BEN to the withholding agent. Do not send Form W-8BEN to the IRS. Instead, give it to the person who is requesting it from you. Generally, this will be the person from whom you receive the payment, who credits your account, or a partnership that allocates income to you. Give Form W-8BEN to the person requesting it before the payment is made to you, credited to your account or allocated. If you do not provide this form, the withholding agent may have to withhold at the 30% rate, backup withholding rate, or the rate applicable under section 1446. If you receive more than one type of income from a single withholding agent for which you claim different benefits, the withholding agent may, at its option, require you to submit a Form W-8BEN for each different type of income. Generally, a separate Form W-8BEN must be given to each withholding agent.

Note. If you own the income or account jointly with one or more other persons, the income or account will be treated by the withholding agent as owned by a foreign person if Forms W-8BEN are provided by all of the owners. If the withholding agent receives a Form W-9 from any of the joint owners, the payment must be treated as made to a U.S. person.

Change in circumstances. If a change in circumstances makes any information on the Form W-8BEN you have submitted incorrect, you must notify the withholding agent or payer within 30 days of the change in circumstances and you must file a new Form W-8BEN or other appropriate form.

If you use Form W-8BEN to certify that you are a foreign person, a change of address to an address in the United States is a change in circumstances. Generally, a change of address within the same foreign country or to another foreign country is not a change in circumstances. However, if you use Form W-8BEN to claim treaty benefits, a move to the United States or outside the country where you have been claiming treaty benefits is a change in circumstances. In that case, you must notify the withholding agent or payer within 30 days of the move.

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If you become a U.S. citizen or resident alien after you submit Form W-8BEN, you are no longer subject to the 30% withholding rate or the withholding tax on a foreign partner’s share of effectively connected income. You must notify the withholding agent or payer within 30 days of becoming a U.S. citizen or resident alien. You may be required to provide a Form W-9. For more information, see Form W-9 and instructions.

Expiration of Form W-8BEN. Generally, a Form W-8BEN provided without a U.S. taxpayer identification number (TIN) will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. For example, a Form W-8BEN signed on September 30, 2005, remains valid through December 31, 2008. A Form W-8BEN furnished with a U.S. TIN will remain in effect until a change in circumstances makes any information on the form incorrect, provided that the withholding agent reports on Form 1042-S at least one payment annually to the beneficial owner who provided the Form W-8BEN. See the instructions for line 6 beginning on page 10 for circumstances under which you must provide a U.S. TIN.

Definitions

Beneficial owner. For payments other than those for which a reduced rate of withholding is claimed under an income tax treaty, the beneficial owner of income is generally the person who is required under U.S. tax principles to include the income in gross income on a tax return. A person is not a beneficial owner of income, however, to the extent that person is receiving the income as a nominee, agent, or custodian, or to the extent the person is a conduit whose participation in a transaction is disregarded. In the case of amounts paid that do not constitute income, beneficial ownership is determined as if the payment were income.

Foreign partnerships, foreign simple trusts, and foreign grantor trusts are not the beneficial owners of income paid to the partnership or trust. The beneficial owners of income paid to a foreign partnership are generally the partners in the partnership, provided that the partner is not itself a partnership, foreign simple or grantor trust, nominee or other agent. The beneficial owners of income paid to a foreign simple trust (that is, a foreign trust that is described in section 651(a)) are generally the beneficiaries of the trust, if the beneficiary is not a foreign partnership, foreign simple or grantor trust, nominee or other agent. The beneficial owners of a foreign grantor trust (that is, a foreign trust to the extent that all or a portion of the income of the trust is treated as owned by the grantor or another person under sections 671 through 679) are the persons treated as the owners of the trust. The beneficial owners of income paid to a foreign complex trust (that is, a foreign trust that is not a foreign simple trust or foreign grantor trust) is the trust itself.

For purposes of section 1446, the same beneficial owner rules apply, except that under section 1446 a foreign simple trust rather than the beneficiary provides the form to the partnership.

The beneficial owner of income paid to a foreign estate is the estate itself.

Note. A payment to a U.S. partnership, U.S. trust, or U.S. estate is treated as a payment to a U.S. payee that is not subject to 30% withholding. A U.S. partnership, trust, or estate should provide the withholding agent with a Form W-9. For purposes of section 1446, a U.S. grantor trust or disregarded entity shall not provide the withholding agent a Form W-9 in its own right. Rather, the grantor or other owner shall provide the withholding agent the appropriate form.

Foreign person. A foreign person includes a nonresident alien individual, a foreign corporation, a foreign partnership, a foreign trust, a foreign estate, and any other person that is not a U.S. person. It also includes a foreign branch or office of a U.S. financial institution or U.S. clearing organization if the foreign branch is a qualified intermediary. Generally, a payment to a U.S. branch of a foreign person is a payment to a foreign person.

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Nonresident alien individual. Any individual who is not a citizen or resident alien of the United States is a nonresident alien individual. An alien individual meeting either the “green card test” or the “substantial presence test” for the calendar year is a resident alien. Any person not meeting either test is a nonresident alien individual. Additionally, an alien individual who is a resident of a foreign country under the residence article of an income tax treaty, or an alien individual who is a bona fide resident of Puerto Rico, Guam, the Commonwealth of the Northern Mariana Islands, the U.S. Virgin Islands, or American Samoa is a nonresident alien individual. See Pub. 519, U.S. Tax Guide for Aliens, for more information on resident and nonresident alien status.

Even though a nonresident alien individual married to a U.S. citizen or resident alien may choose to be treated as a resident alien for certain purposes (for example, filing a joint income tax return), such individual is still treated as a nonresident alien for withholding tax purposes on all income except wages.

Flow-through entity. A flow-through entity is a foreign partnership (other than a withholding foreign partnership), a foreign simple or foreign grantor trust (other than a withholding foreign trust), or, for payments for which a reduced rate of withholding is claimed under an income tax treaty, any entity to the extent the entity is considered to be fiscally transparent (see below) with respect to the payment by an interest holder’s jurisdiction.

For purposes of section 1446, a foreign partnership or foreign grantor trust must submit Form W-8IMY to establish the partnership or grantor trust as a look through entity. The Form W-8IMY may be accompanied by this form or another version of Form W-8 or Form W-9 to establish the foreign or domestic status of a partner or grantor or other owner. See Regulations section 1.1446-1.

Hybrid entity. A hybrid entity is any person (other than an individual) that is treated as fiscally transparent (see below) in the United States but is not treated as fiscally transparent by a country with which the United States has an income tax treaty. Hybrid entity status is relevant for claiming treaty benefits. See the instructions for line 9c on page 11.

Reverse hybrid entity. A reverse hybrid entity is any person (other than an individual) that is not fiscally transparent under U.S. tax law principles but that is fiscally transparent under the laws of a jurisdiction with which the United States has an income tax treaty. See the instructions for line 9c on page 11.

Fiscally transparent entity. An entity is treated as fiscally transparent with respect to an item of income for which treaty benefits are claimed to the extent that the interest holders in the entity must, on a current basis, take into account separately their shares of an item of income paid to the entity, whether or not distributed, and must determine the character of the items of income as if they were realized directly from the sources from which realized by the entity. For example, partnerships, common trust funds, and simple trusts or grantor trusts are generally considered to be fiscally transparent with respect to items of income received by them.

Disregarded entity. A business entity that has a single owner and is not a corporation under Regulations section 301.7701-2(b) is disregarded as an entity separate from its owner.

A disregarded entity shall not submit this form to a partnership for purposes of section 1446. Instead, the owner of such entity shall provide appropriate documentation. See Regulations section 1.1446-1.

Amounts subject to withholding. Generally, an amount subject to withholding is an amount from sources within the United States that is fixed or determinable annual or periodical (FDAP) income. FDAP income is all income included in gross income, including interest (as well as OID), dividends, rents, royalties, and compensation. FDAP income does not include most gains from the sale of property (including market discount and option premiums).

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For purposes of section 1446, the amount subject to withholding is the foreign partner’s share of the partnership’s effectively connected taxable income.

Withholding agent. Any person, U.S. or foreign, that has control, receipt, or custody of an amount subject to withholding or who can disburse or make payments of an amount subject to withholding is a withholding agent. The withholding agent may be an individual, corporation, partnership, trust, association, or any other entity, including (but not limited to) any foreign intermediary, foreign partnership, and U.S. branches of certain foreign banks and insurance companies. Generally, the person who pays (or causes to be paid) the amount subject to withholding to the foreign person (or to its agent) must withhold.

For purposes of section 1446, the withholding agent is the partnership conducting the trade or business in the United States. For a publicly traded partnership, the withholding agent may be the partnership, a nominee holding an interest on behalf of a foreign person, or both. See Regulations sections 1.1446-1 through 1.1446-6.

Specific Instructions

A hybrid entity should give Form W-8BEN to a withholding agent only for income for which it is claiming a reduced rate of withholding under an income tax treaty. A reverse hybrid entity should give Form W-8BEN to a withholding agent only for income for which no treaty benefit is being claimed.

Part I

Line 1. Enter your name. If you are a disregarded entity with a single owner who is a foreign person and you are not claiming treaty benefits as a hybrid entity, this form should be completed and signed by your foreign single owner. If the account to which a payment is made or credited is in the name of the disregarded entity, the foreign single owner should inform the withholding agent of this fact. This may be done by including the name and account number of the disregarded entity on line 8 (reference number) of the form. However, if you are a disregarded entity that is claiming treaty benefits as a hybrid entity, this form should be completed and signed by you.

Line 2. If you are a corporation, enter the country of incorporation. If you are another type of entity, enter the country under whose laws you are created, organized, or governed. If you are an individual, enter N/A (for “not applicable”).

Line 3. Check the one box that applies. By checking a box, you are representing that you qualify for this classification. You must check the box that represents your classification (for example, corporation, partnership, trust, estate, etc.) under U.S. tax principles. Do not check the box that describes your status under the law of the treaty country. If you are a partnership or disregarded entity receiving a payment for which treaty benefits are being claimed, you must check the “Partnership” or “Disregarded entity” box. If you are a sole proprietor, check the “Individual” box, not the “Disregarded entity” box.

Only entities that are tax-exempt under section 501 should check the “Tax-exempt organization” box. Such organizations should use Form W-8BEN only if they are claiming a reduced rate of withholding under an income tax treaty or some code exception other than section 501. Use Form W-8EXP if you are claiming an exemption from withholding under section 501.

Line 4. Your permanent residence address is the address in the country where you claim to be a resident for purposes of that country’s income tax. If you are giving Form W-8BEN to claim a reduced rate of withholding under an income tax treaty, you must determine your residency in the manner required by the treaty. Do not show

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the address of a financial institution, a post office box, or an address used solely for mailing purposes. If you are an individual who does not have a tax residence in any country, your permanent residence is where you normally reside. If you are not an individual and you do not have a tax residence in any country, the permanent residence address is where you maintain your principal office.

Line 5. Enter your mailing address only if it is different from the address you show on line 4.

Line 6. If you are an individual, you are generally required to enter your social security number (SSN). To apply for an SSN, get Form SS-5 from a Social Security Administration (SSA) office or, if in the United States, you may call the SSA at 1-800-772-1213. Fill in Form SS-5 and return it to the SSA.

If you do not have an SSN and are not eligible to get one, you must get an individual taxpayer identification number (ITIN). To apply for an ITIN, file Form W-7 with the IRS. It usually takes 4-6 weeks to get an ITIN.

An ITIN is for tax use only. It does not entitle you to social security benefits or change your employment or immigration status under U.S. law.

If you are not an individual or you are an individual who is an employer or you are engaged in a U.S. trade or business as a sole proprietor, you must enter an employer identification number (EIN). If you do not have an EIN, you should apply for one on Form SS-4, Application for Employer Identification Number. If you are a disregarded entity claiming treaty benefits as a hybrid entity, enter your EIN.

A partner in a partnership conducting a trade or business in the United States will likely be allocated effectively connected taxable income. The partner is required to file a U.S. federal income tax return and must have a U.S. taxpayer identification number (TIN).

You must provide a U.S. TIN if you are:

•	Claiming an exemption from withholding under section 871(f) for certain annuities received under qualified plans,

•	A foreign grantor trust with 5 or fewer grantors,

•	Claiming benefits under an income tax treaty, or

•	Submitting the form to a partnership that conducts a trade or business in the United States.

However, a U.S. TIN is not required to be shown in order to claim treaty benefits on the following items of income:

•	Dividends and interest from stocks and debt obligations that are actively traded;

•	Dividends from any redeemable security issued by an investment company registered under the Investment Company Act of 1940 (mutual fund);

•

Dividends, interest, or royalties from units of beneficial interest in a unit investment trust that are (or were upon issuance) publicly offered and are registered with the SEC under the Securities Act of 1933; and

•	Income related to loans of any of the above securities.

You may want to obtain and provide a U.S. TIN on Form W-8BEN even though it is not required. A Form W-8BEN containing a U.S. TIN remains valid for as long as your status and the information relevant to the certifications you make on the form remain unchanged provided at least one payment is reported to you annually on Form 1042-S.

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Line 7. If your country of residence for tax purposes has issued you a tax identifying number, enter it here. For example, if you are a resident of Canada, enter your Social Insurance Number.

Line 8. This line may be used by the filer of Form W-8BEN or by the withholding agent to whom it is provided to include any referencing information that is useful to the withholding agent in carrying out its obligations. For example, withholding agents who are required to associate the Form W-8BEN with a particular Form W-8IMY may want to use line 8 for a referencing number or code that will make the association clear. A beneficial owner may use line 8 to include the number of the account for which he or she is providing the form. A foreign single owner of a disregarded entity may use line 8 to inform the withholding agent that the account to which a payment is made or credited is in the name of the disregarded entity (see instructions for line 1 on page 10).

Part II

Line 9a. Enter the country where you claim to be a resident for income tax treaty purposes. For treaty purposes, a person is a resident of a treaty country if the person is a resident of that country under the terms of the treaty.

Line 9b. If you are claiming benefits under an income tax treaty, you must have a U.S. TIN unless one of the exceptions listed in the line 6 instructions above applies.

Line 9c. An entity (but not an individual) that is claiming a reduced rate of withholding under an income tax treaty must represent that it:

•	Derives the item of income for which the treaty benefit is claimed, and

•	Meets the limitation on benefits provisions contained in the treaty, if any.

An item of income may be derived by either the entity receiving the item of income or by the interest holders in the entity or, in certain circumstances, both. An item of income paid to an entity is considered to be derived by the entity only if the entity is not fiscally transparent under the laws of the entity’s jurisdiction with respect to the item of income. An item of income paid to an entity shall be considered to be derived by the interest holder in the entity only if:

•	The interest holder is not fiscally transparent in its jurisdiction with respect to the item of income, and

•

The entity is considered to be fiscally transparent under the laws of the interest holder’s jurisdiction with respect to the item of income. An item of income paid directly to a type of entity specifically identified in a treaty as a resident of a treaty jurisdiction is treated as derived by a resident of that treaty jurisdiction.

If an entity is claiming treaty benefits on its own behalf, it should complete Form W-8BEN. If an interest holder in an entity that is considered fiscally transparent in the interest holder’s jurisdiction is claiming a treaty benefit, the interest holder should complete Form W-8BEN on its own behalf and the fiscally transparent entity should associate the interest holder’s Form W-8BEN with a Form W-8IMY completed by the entity.

An income tax treaty may not apply to reduce the amount of any tax on an item of income received by an entity that is treated as a domestic corporation for U.S. tax purposes. Therefore, neither the domestic corporation nor its shareholders are entitled to the benefits of a reduction of U.S. income tax on an item of income received from U.S. sources by the corporation.

To determine whether an entity meets the limitation on benefits provisions of a treaty, you must consult the specific provisions or articles under the treaties. Income tax treaties are available on the IRS website at www.irs.gov.

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If you are an entity that derives the income as a resident of a treaty country, you may check this box if the applicable income tax treaty does not contain a “limitation on benefits” provision.

Line 9d. If you are a foreign corporation claiming treaty benefits under an income tax treaty that entered into force before January 1, 1987 (and has not been renegotiated) on (a) U.S. source dividends paid to you by another foreign corporation or (b) U.S. source interest paid to you by a U.S. trade or business of another foreign corporation, you must generally be a “qualified resident” of a treaty country. See section 884 for the definition of interest paid by a U.S. trade or business of a foreign corporation (“branch interest”) and other applicable rules.

In general, a foreign corporation is a qualified resident of a country if any of the following apply.

•	It meets a 50% ownership and base erosion test.

•	It is primarily and regularly traded on an established securities market in its country of residence or the United States.

•	It carries on an active trade or business in its country of residence.

•	It gets a ruling from the IRS that it is a qualified resident.

See Regulations section 1.884-5 for the requirements that must be met to satisfy each of these tests.

If you are claiming treaty benefits under an income tax treaty entered into force after December 31, 1986, do not check box 9d. Instead, check box 9c.

Line 9e. Check this box if you are related to the withholding agent within the meaning of section 267(b) or 707(b) and the aggregate amount subject to withholding received during the calendar year will exceed $500,000. Additionally, you must file Form 8833, Treaty-Based Return Position Disclosure Under Section 6114 or 7701(b).

Line 10

Line 10 must be used only if you are claiming treaty benefits that require that you meet conditions not covered by the representations you make in lines 9a through 9e. However, this line should always be completed by foreign students and researchers claiming treaty benefits. See Scholarship and fellowship grants below for more information.

The following are additional examples of persons who should complete this line.

•	Exempt organizations claiming treaty benefits under the exempt organization articles of the treaties with Canada, Mexico, Germany, and the Netherlands.

•	Foreign corporations that are claiming a preferential rate applicable to dividends based on ownership of a specific percentage of stock.

•	Persons claiming treaty benefits on royalties if the treaty contains different withholding rates for different types of royalties.

This line is generally not applicable to claiming treaty benefits under an interest or dividends (other than dividends subject to a preferential rate based on ownership) article of a treaty.

Nonresident alien who becomes a resident alien.

Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of

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income even after the recipient has otherwise become a U.S. resident alien for tax purposes. The individual must use Form W-9 to claim the tax treaty benefit. See the instructions for Form W-9 for more information. Also see Nonresident alien student or researcher who becomes a resident alien later for an example.

Scholarship and fellowship grants. A nonresident alien student (including a trainee or business apprentice) or researcher who receives noncompensatory scholarship or fellowship income may use Form W-8BEN to claim benefits under a tax treaty that apply to reduce or eliminate U.S. tax on such income. No Form W-8BEN is required unless a treaty benefit is being claimed. A nonresident alien student or researcher who receives compensatory scholarship or fellowship income must use Form 8233 to claim any benefits of a tax treaty that apply to that income. The student or researcher must use Form W-4 for any part of such income for which he or she is not claiming a tax treaty withholding exemption. Do not use Form W-8BEN for compensatory scholarship or fellowship income. See Compensation for Dependent Personal Services in the Instructions for Form 8233.

If you are a nonresident alien individual who received noncompensatory scholarship or fellowship income and personal services income (including compensatory scholarship or fellowship income) from the same withholding agent, you may use Form 8233 to claim a tax treaty withholding exemption for part or all of both types of income.

Completing lines 4 and 9a. Most tax treaties that contain an article exempting scholarship or fellowship grant income from taxation require that the recipient be a resident of the other treaty country at the time of, or immediately prior to, entry into the United States. Thus, a student or researcher may claim the exemption even if he or she no longer has a permanent address in the other treaty country after entry into the United States. If this is the case, you may provide a U.S. address on line 4 and still be eligible for the exemption if all other conditions required by the tax treaty are met. You must also identify on line 9a the tax treaty country of which you were a resident at the time of, or immediately prior to, your entry into the United States.

Completing line 10. You must complete line 10 if you are a student or researcher claiming an exemption from taxation on your scholarship or fellowship grant income under a tax treaty.

Nonresident alien student or researcher who becomes a resident alien. You must use Form W-9 to claim an exception to a saving clause. See Nonresident alien who becomes a resident alien on the prior page for a general explanation of saving clauses and exceptions to them.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would complete Form W-9.

Part III

If you check this box, you must provide the withholding agent with the required statement for income from a notional principal contract that is to be treated as income not effectively connected with the conduct of a trade or business in the United States. You should update this statement as often as necessary. A new Form W-8BEN is not required for each update provided the form otherwise remains valid.

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Part IV

Form W-8BEN must be signed and dated by the beneficial owner of the income, or, if the beneficial owner is not an individual, by an authorized representative or officer of the beneficial owner. If Form W-8BEN is completed by an agent acting under a duly authorized power of attorney, the form must be accompanied by the power of attorney in proper form or a copy thereof specifically authorizing the agent to represent the principal in making, executing, and presenting the form. Form 2848, Power of Attorney and Declaration of Representative, may be used for this purpose. The agent, as well as the beneficial owner, may incur liability for the penalties provided for an erroneous, false, or fraudulent form.

Broker transactions or barter exchanges. Income from transactions with a broker or a barter exchange is subject to reporting rules and backup withholding unless Form W-8BEN or a substitute form is filed to notify the broker or barter exchange that you are an exempt foreign person.

You are an exempt foreign person for a calendar year in which:

•	You are a nonresident alien individual or a foreign corporation, partnership, estate, or trust;

•	You are an individual who has not been, and does not plan to be, present in the United States for a total of 183 days or more during the calendar year; and

•	You are neither engaged, nor plan to be engaged during the year, in a U.S. trade or business that has effectively connected gains from transactions with a broker or barter exchange.

Paperwork Reduction Act Notice. We ask for the information on this form to carry out the Internal Revenue laws of the United States. You are required to provide the information. We need it to ensure that you are complying with these laws and to allow us to figure and collect the right amount of tax.

You are not required to provide the information requested on a form that is subject to the Paperwork Reduction Act unless the form displays a valid OMB control number. Books or records relating to a form or its instructions must be retained as long as their contents may become material in the administration of any Internal Revenue law. Generally, tax returns and return information are confidential, as required by section 6103.

The time needed to complete and file this form will vary depending on individual circumstances. The estimated average time is: Recordkeeping, 5 hr., 58 min.; Learning about the law or the form, 3 hr., 46 min.; Preparing and sending the form to IRS, 4 hr., 2 min.

If you have comments concerning the accuracy of these time estimates or suggestions for making this form simpler, we would be happy to hear from you. You can email us at *taxforms@irs.gov. Please put “Forms Comment” on the subject line. Or you can write to Internal Revenue Service, Tax Products Coordinating Committee, SE:W:CAR:MP:T:T:SP, 1111 Constitution Ave. NW, IR-6406, Washington, DC 20224. Do not send Form W-8BEN to this office. Instead, give it to your withholding agent.